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                                                                    EXHIBIT 4.24


                                SUPPORT AGREEMENT

         MEMORANDUM OF AGREEMENT made as of the 1st day of August, 2000, between AMVESCAP PLC a corporation existing under the laws of England (hereinafter referred to as "AMVESCAP") and AVZ CALLCO INC., a company existing under the laws of Nova Scotia (hereinafter referred to as "CALLCO") and AMVESCAP INC., a corporation existing under the laws of Nova Scotia (hereinafter referred to as "EXCHANGECO").

         RECITALS:

         (a) In connection with an amended and restated merger agreement (the "MERGER AGREEMENT") made as of May 9, 2000 among AMVESCAP and Trimark Financial Corporation ("TRIMARK"), Exchangeco is to issue exchangeable shares (the "EXCHANGEABLE SHARES") to certain holders of securities of Trimark pursuant to the plan of arrangement contemplated by the Merger Agreement;

         (b) In connection with an indenture (the "INDENTURE") made as of the date hereof among AMVESCAP, Exchangeco and CIBC Mellon Trust Company, Exchangeco may issue Exchangeable Shares to holders of 6% equity subordinated debentures of Exchangeco (the "DEBENTURES") which may be issued to certain holders of securities of Trimark pursuant to the plan of arrangement contemplated by the Merger Agreement; and

         (c) Pursuant to the Merger Agreement, AMVESCAP, Callco and Exchangeco are required to execute a support agreement substantially in the form of this agreement.

         In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

SECTION 1.1 DEFINED TERMS

         Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "SHARE PROVISIONS") attaching to the Exchangeable Shares as set out in the articles of Exchangeco, unless the context requires otherwise.


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SECTION 1.2 INTERPRETATION NOT AFFECTED BY HEADINGS

         The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an "ARTICLE" or "SECTION" followed by a number and/or a letter refer to the specified Article or Section of this agreement. The terms "THIS AGREEMENT", "HEREOF", "HEREIN" and "HEREUNDER" and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

SECTION 1.3 NUMBER, GENDER

         Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

SECTION 1.4 DATE FOR ANY ACTION

         If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this agreement, a "BUSINESS DAY" means any day on which commercial banks are open for business in Toronto, Ontario and London, England, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or London, England under applicable laws.

                                    ARTICLE 2
                      COVENANTS OF AMVESCAP AND EXCHANGECO

SECTION 2.1 COVENANTS REGARDING EXCHANGEABLE SHARES

         So long as any Exchangeable Shares not owned by AMVESCAP or its Affiliates are outstanding, AMVESCAP will:

         (a) not declare or pay any dividend on the AMVESCAP Ordinary Shares unless (i) Exchangeco shall on the same day declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares (an "EQUIVALENT DIVIDEND") and (ii) Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend or (iii) Exchangeco shall (y) subdivide the Exchangeable Shares in lieu of stock dividend thereon (as provided for in the Share Provisions) (an "EQUIVALENT STOCK SUBDIVISION"), and (z) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;


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         (b)      advise Exchangeco sufficiently in advance of the declaration by AMVESCAP of any dividend on AMVESCAP Ordinary Shares and take all such other actions as are reasonably necessary, in co-operation with Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the AMVESCAP Ordinary Shares, or
                  (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the AMVESCAP Ordinary Shares;

         (c) ensure that the record date for any dividend declared on AMVESCAP Ordinary Shares is not less than 10 Business Days after the declaration date of such dividend;

         (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by AMVESCAP or its Affiliates) upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered AMVESCAP Ordinary Shares to the holders of Exchangeable Shares in accordance with the provisions of
                  Section 5, 6 or 7, as the case may be, of the Share
                  Provisions;

         (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered AMVESCAP Ordinary Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and


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         (f)      not exercise its vote as a shareholder to initiate the
                  voluntary liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs.

SECTION 2.2 SEGREGATION OF FUNDS

         AMVESCAP will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Sections 5, 6 and 7 of the Share Provisions, as applicable.

SECTION 2.3 RESERVATION OF AMVESCAP ORDINARY SHARES

         AMVESCAP hereby represents, warrants and covenants in favour of Exchangeco and Callco that AMVESCAP has reserved for issuance and will, at all times while any Exchangeable Shares or Debentures (other than Exchangeable Shares or Debentures held by AMVESCAP or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of AMVESCAP Ordinary Shares (or other shares or securities into which AMVESCAP Ordinary Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time, including such rights under the terms of the Indenture; and (b) as are now and may hereafter be required to enable and permit AMVESCAP to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which AMVESCAP may now or hereafter be required to issue AMVESCAP Ordinary Shares, to enable and permit Callco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Exchangeco to meet its obligations hereunder and under the Share Provisions.

SECTION 2.4 NOTIFICATION OF CERTAIN EVENTS

         In order to assist AMVESCAP to comply with its obligations hereunder and to permit Callco to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Exchangeco will notify AMVESCAP and Callco of each of the following events at the time set forth below:


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         (a)      in the event of any determination by the Board of Directors of
                  Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

         (b) promptly, upon the earlier of receipt by Exchangeco of notice of and Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

         (c)      immediately, upon receipt by Exchangeco of a Retraction
                  Request;

         (d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

         (e) as soon as practicable upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for Trimark Common Shares pursuant to the Arrangement).

SECTION 2.5 DELIVERY OF AMVESCAP ORDINARY SHARES TO EXCHANGECO AND CALLCO

         In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from Exchangeco or Callco of any event that requires Exchangeco or Callco to cause to be delivered AMVESCAP Ordinary Shares to any holder of Exchangeable Shares, AMVESCAP shall forthwith allot, issue and deliver or cause to be delivered to the relevant holder of Exchangeable Shares as directed by Exchangeco or Callco the requisite number of AMVESCAP Ordinary Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to Exchangeco or Callco). All such AMVESCAP Ordinary Shares shall be duly authorized and validly issued as fully paid and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such AMVESCAP Ordinary Share, Exchangeco or Callco, as the case may be, shall subscribe a cash amount or pay a purchase price equal to the fair market value of such AMVESCAP Ordinary Shares.


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SECTION 2.6 QUALIFICATION OF AMVESCAP ORDINARY SHARES

         If any AMVESCAP Ordinary Shares (or other shares or securities into which AMVESCAP Ordinary Shares may be reclassified or changed as contemplated by
Section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United Kingdom or Canadian federal, provincial or territorial securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority in the United Kingdom or Canada or the fulfillment of any other United Kingdom or Canadian legal requirement before such shares (or such other shares or securities) may be issued by AMVESCAP and delivered by AMVESCAP at the direction of Callco or Exchangeco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian federal, provincial or territorial securities law or the equivalent thereof under any United Kingdom laws, rules, regulations or stock exchange requirements), AMVESCAP will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause such AMVESCAP Ordinary Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United Kingdom and/or Canadian law. AMVESCAP will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all AMVESCAP Ordinary Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding AMVESCAP Ordinary Shares (or such other shares or securities) have been listed by AMVESCAP and remain listed and are quoted or posted for trading at such time, including, if required by the LSE or UKLA, by preparing, filing and seeking approval for listing particulars for AMVESCAP Ordinary Shares when Exchangeable Shares representing in excess of 9.9% of the then outstanding AMVESCAP Ordinary Shares have been exchanged for AMVESCAP Ordinary Shares, and thereafter, if required by the LSE or UKLA, on each occasion when, during the period following the then most recent UKLA approval for listing of AMVESCAP Ordinary Shares in respect of Exchangeable Shares, additional Exchangeable Shares representing in excess of 9.9% of the then outstanding AMVESCAP Ordinary Shares have been exchanged for AMVESCAP Ordinary Shares.

SECTION 2.7 ECONOMIC EQUIVALENCE

         So long as any Exchangeable Shares not owned by AMVESCAP or its Affiliates are outstanding:


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         (a)      AMVESCAP will not without prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10(2) of the Share Provisions:

                  (i) issue or distribute AMVESCAP Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire AMVESCAP Ordinary Shares) to the holders of all or substantially all of the then outstanding AMVESCAP Ordinary Shares by way of stock dividend or other distribution, other than an issue of AMVESCAP Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire AMVESCAP Ordinary Shares) to holders of AMVESCAP Ordinary Shares (i) who exercise an option to receive dividends in AMVESCAP Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire AMVESCAP Ordinary Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or scrip dividend; or

                  (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding AMVESCAP Ordinary Shares entitling them to subscribe for or to purchase AMVESCAP Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire AMVESCAP Ordinary Shares); or

                  (iii) issue or distribute to the holders of all or substantially all of the then outstanding AMVESCAP Ordinary Shares (A) shares or securities of AMVESCAP of any class other than AMVESCAP Ordinary Shares (other than shares convertible into or exchangeable for or carrying rights to acquire AMVESCAP Ordinary Shares), (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii), (C) evidences of indebtedness of AMVESCAP or (D) assets of AMVESCAP;

                  unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by AMVESCAP in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.


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         (b)      AMVESCAP will not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10(2) of the Share
                  Provisions:

                  (i) subdivide, redivide or change the then outstanding AMVESCAP Ordinary Shares into a greater number of AMVESCAP Ordinary Shares; or

                  (ii) reduce, combine, consolidate or change the then outstanding AMVESCAP Ordinary Shares into a lesser number of AMVESCAP Ordinary Shares; or

                  (iii) reclassify or otherwise change AMVESCAP Ordinary Shares or effect an amalgamation, merger, reorganization or other transaction affecting AMVESCAP Ordinary Shares;

                  unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

         (c) AMVESCAP will ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by AMVESCAP (with contemporaneous notification thereof by AMVESCAP to Exchangeco).

         (d) The Board of Directors of Exchangeco shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive and binding on AMVESCAP. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Exchangeco to be relevant, be considered by the Board of Directors of
                  Exchangeco:

                  (i) in the case of any stock dividend or other distribution payable in AMVESCAP Ordinary Shares, the number of such shares issued in proportion to the number of AMVESCAP Ordinary Shares previously outstanding;

                  (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase AMVESCAP Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire AMVESCAP Ordinary Shares), the


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                           relationship between the exercise price of each such
                           right, option or warrant and the Current Market Price of an AMVESCAP Ordinary Share;

                  (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of AMVESCAP of any class other than AMVESCAP Ordinary Shares, any rights, options or warrants other than those referred to in
                           Section 2.7(d)(ii), any evidences of indebtedness of AMVESCAP or any assets of AMVESCAP), the relationship between the fair market value (as determined by the Board of Directors of Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding AMVESCAP Ordinary Share and the Current Market Price of an AMVESCAP Ordinary Share;

                  (iv) in the case of any subdivision, redivision or change of the then outstanding AMVESCAP Ordinary Shares into a greater number of AMVESCAP Ordinary Shares or the reduction, combination, consolidation or change of the then outstanding AMVESCAP Ordinary Shares into a lesser number of AMVESCAP Ordinary Shares or any amalgamation, merger, reorganization or other transaction affecting AMVESCAP Ordinary Shares, the effect thereof upon the then outstanding AMVESCAP Ordinary Shares; and

                  (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of AMVESCAP Ordinary Shares as a result of differences between taxation laws of Canada and the United Kingdom (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

         (e) Exchangeco agrees that, to the extent required, upon due notice from AMVESCAP, Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the AMVESCAP Ordinary Shares and Exchangeable Shares as provided for in this Section 2.7.


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SECTION 2.8 TENDER OFFERS

         In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to AMVESCAP Ordinary Shares (an "OFFER") is proposed by AMVESCAP or is proposed to AMVESCAP or its shareholders and is recommended by the Board of Directors of AMVESCAP, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of AMVESCAP, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Callco pursuant to the Redemption Call Right, AMVESCAP will expeditiously and in good faith to take all such actions and do all such things as are reasonably necessary or desirable to enable and permit holders of Exchangeable Shares (other than AMVESCAP and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of AMVESCAP Ordinary Shares, without discrimination. Without limiting the generality of the foregoing, AMVESCAP will expeditiously and in good faith take all such actions and do all such things as are reasonably necessary or desirable to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Exchangeco to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an AMVESCAP Control Transaction.

SECTION 2.9 OWNERSHIP OF OUTSTANDING SHARES

         Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10(2) of the Share Provisions, AMVESCAP covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares or Debentures are owned by any Person other than AMVESCAP or any of its Affiliates, AMVESCAP will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Exchangeco and Callco.

SECTION 2.10 AMVESCAP AND AFFILIATES NOT TO VOTE EXCHANGEABLE SHARES

         AMVESCAP covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. AMVESCAP further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the OBCA (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares


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held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

SECTION 2.11 ORDINARY MARKET PURCHASES

         For certainty, nothing contained in this agreement, including without limitation the obligations of AMVESCAP contained in Section 2.8, shall limit the ability of AMVESCAP (or any of its subsidiaries including, without limitation, Callco or Exchangeco) to make ordinary market purchases of AMVESCAP Ordinary Shares in accordance with applicable laws and regulatory or stock exchange requirements.

SECTION 2.12 STOCK EXCHANGE LISTING

         AMVESCAP covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any Person other than AMVESCAP or any of its Affiliates, AMVESCAP will use its best efforts to maintain a listing for such Exchangeable Shares on the Toronto Stock Exchange.

                                    ARTICLE 3
                               AMVESCAP SUCCESSORS

SECTION 3.1 CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC.

         As long as any outstanding Exchangeable Shares are owned by any Person other than AMVESCAP or any of its Affiliates, AMVESCAP shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

         (a) such other Person or continuing corporation (the "AMVESCAP SUCCESSOR") by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the AMVESCAP Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such AMVESCAP Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of AMVESCAP under this agreement; and

         (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any


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                  of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

SECTION 3.2 VESTING OF POWERS IN SUCCESSOR

         Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the AMVESCAP Successor shall possess and from time to time may exercise each and every right and power of AMVESCAP under this agreement in the name of AMVESCAP or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the Board of Directors of AMVESCAP or any officers of AMVESCAP may be done and performed with like force and effect by the directors or officers of such AMVESCAP Successor.

SECTION 3.3 WHOLLY-OWNED SUBSIDIARIES

         Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of AMVESCAP with or into AMVESCAP, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of AMVESCAP, provided that all of the assets of such subsidiary are transferred to AMVESCAP or another wholly-owned direct or indirect subsidiary of AMVESCAP, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of AMVESCAP among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.

                                    ARTICLE 4
                                     GENERAL

SECTION 4.1 TERM

         This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares, including the Debentures) are held by any Person other than AMVESCAP and any of its Affiliates.

SECTION 4.2 CHANGES IN CAPITAL OF AMVESCAP AND EXCHANGECO

         At all times after the occurrence of any event contemplated pursuant to
Section 2.7 and Section 2.8 or otherwise, as a result of which either AMVESCAP Ordinary Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which AMVESCAP Ordinary Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

SECTION 4.3 SEVERABILITY

         If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 4.4 AMENDMENTS, MODIFICATIONS

(1) Subject to Sections 4.2, 4.3 and 4.5, this agreement may not be amended or modified except by an agreement in writing executed by Exchangeco, Callco and AMVESCAP and approved by the holders of the Exchangeable Shares in accordance with section 10(2) of the Share Provisions.

(2) No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

SECTION 4.5 MINISTERIAL AMENDMENTS

         Notwithstanding the provisions of Section 4.4, the parties to this agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

         (a) adding to the covenants of any or all parties provided that the Board of Directors of each of Exchangeco, Callco and AMVESCAP shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

         (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Exchangeco, Callco and AMVESCAP, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

         (c) making such changes or corrections which, on the advice of counsel to Exchangeco, Callco and AMVESCAP, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Exchangeco, Callco and AMVESCAP shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

SECTION 4.6 MEETING TO CONSIDER AMENDMENTS

         Exchangeco, at the request of AMVESCAP, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of Exchangeco, the Share Provisions and all applicable laws.

SECTION 4.7 ENUREMENT

         This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.8 NOTICES TO PARTIES

(1) All notices and other communications between the parties to this agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

                  c/o AMVESCAP PLC
                  11 Devonshire Square
                  London, England
                  EC2M 4Y2
                  Attention: Corporate Secretary
                  Telecopier No.: 011-44-207-929-5889

                  with a copy (which shall not constitute notice) to:

                  Stikeman Elliott
                  5300 Commerce Court West
                  199 Bay Street
                  Toronto, Ontario
                  M5L 1B9
                  Attention: Mr. John M. Stransman
                  Telecopier No.: (416) 947-0866

(2) Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

SECTION 4.9 COUNTERPARTS

         This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

SECTION 4.10 JURISDICTION

         This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

SECTION 4.11 ATTORNMENT

         Each of the parties hereto agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction, and AMVESCAP hereby appoints Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                                        AMVESCAP PLC

                                        By: /s/ ROBERT F. MCCULLOUGH
                                            ------------------------------------
                                            Authorized Signing Officer

                                        AVZ CALLCO INC.

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                            Authorized Signing Officer

                                        AMVESCAP INC.

                                        By: /S/ [ILLEGIBLE]
                                            ------------------------------------
                                            Authorized Signing Officer